News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(908) 953-6314

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces 2013 First-Quarter Results

BASKING RIDGE, N.J., May 10, 2013 -- Hooper Holmes (NYSE Mkt:HH) today announced financial results for the quarter ended March 31, 2013.

Consolidated revenues totaled $34.8 million for the first quarter of 2013, representing a 10% decline from $38.8 million in the first quarter of 2012. The Company recorded a net loss of $2.6 million for the first quarter of 2013, or $(0.04) per share, compared to a net loss of $3.1 million, or $(0.05) per share, in the first quarter of 2012. The first quarter 2013 results include a non-cash charge for impairment of long-lived assets totaling $0.1 million. The net loss for the first quarter of 2012 included $0.6 million of restructuring charges.

First quarter 2013 revenues by service line:

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Portamedic revenue totaled $22.5 million in the first quarter of 2013, a decline of approximately 16% compared to $26.7 million in the first quarter of 2012, primarily due to a decline in paramedical exams completed during the quarter.

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Health & Wellness revenue totaled $5.2 million for the first quarter of 2013, a 27% increase from the first quarter of 2012, primarily due to an increase in health screenings completed during the quarter.

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Heritage Labs revenue totaled $2.6 million for the first quarter of 2013, a decrease of approximately 15% compared to the first quarter of 2012, primarily attributable to reduced demand for the Company's lab testing services.

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Hooper Holmes Services revenue totaled $4.5 million for the first quarter of 2013, down 10% in comparison to the prior year period, primarily attributable to reduced revenue from the Company's medical records collection services.

Net cash used in operations approximated $3.2 million in the first quarter of 2013, due primarily to the Company's operating loss, along with an increase in accounts receivable during the first quarter as a result of seasonal payment trends. Capital expenditures totaled $0.3 million in the first quarter of 2013. As of March 31, 2013, cash and cash equivalents totaled $3.8 million, with no outstanding borrowings under the Company's credit facility.

Commenting on the 2013 first quarter, Henry E. Dubois, President and CEO of Hooper Holmes, stated: "These results are disappointing, but reflect more where we have come from than where we are going. Since becoming a consultant to the Board in January and assuming the CEO role in April, I have been working with the management team on an operational plan designed to accelerate the move to a new, more efficient Portamedic delivery model. We have also established a credit line as a source of working capital.

"We are now focused on quickly implementing change and optimizing the value of the investments we are making.  We believe our Portamedic investments - new case management software, modifications to our delivery model, and improvements to ordering and scheduling systems - will yield substantial efficiencies when fully executed.  We are also taking additional actions we've identified to improve our operations and sales efforts, optimize our cost structure and rigorously monitor metrics to assess performance. Maintaining and accelerating our robust growth in Health & Wellness also remains a primary objective.”

“The Board is fully committed to turning around the Company's business,” stated Ronald V. Aprahamian, Chairman of Hooper Holmes. “We have recently enhanced both the Company's Board and management team with members that have proven turnaround experience. We are proactively working on initiatives to improve our operations and financial performance, which includes continuing to work with Cantor Fitzgerald & Co. on ways to increase shareholder value.”

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.